Exhibit 99.2

Chicken Soup for the Soul Entertainment Will Participate in Two Upcoming Conferences

COS COB, CT – NOVEMBER 28, 2018 – Chicken Soup for the Soul Entertainment, Inc. (“CSS Entertainment”) (Nasdaq: CSSE), a growing media company building online video-on-demand (“VOD”) networks that provide positive and entertaining video content for all screens, today announced that management will participate in two upcoming conferences.

The company is scheduled to participate in the Benchmark Microcap Discovery Conference being held on November 29, 2018 at the Palmer House Hilton in Chicago, IL. For more information, or to schedule a meeting with management, please contact your Benchmark representative.

Management will also present at the 11th Annual LD Micro Main Event investor conference at 8:30 a.m. PT on Tuesday, December 4, 2018, at the Luxe Sunset Boulevard Hotel in Los Angeles, CA. The conference will be held December 4-6, 2018. For more information, or to schedule a meeting with management, please contact your LD Micro representative.

About Chicken Soup for the Soul Entertainment

Chicken Soup for the Soul Entertainment, Inc. is a growing media company building online video-on-demand (“VOD”) networks that provide positive and entertaining video content for all screens. The company also curates, produces and distributes long- and short-form video content that brings out the best of the human spirit, and distributes the online content of its affiliate, A Plus. The company is aggressively growing its business through a combination of organic growth, licensing and distribution arrangements, acquisitions, and strategic relationships. The company is also expanding its partnerships with sponsors, television networks and independent producers. The company’s subsidiary, Screen Media, is a leading global independent television and film distribution company that owns one of the largest independently owned television and film libraries. The company also owns Popcornflix®, a popular online advertiser-supported VOD (“AVOD”) network and Pivotshare, a leading subscription-based VOD (“SVOD”) platform. Chicken Soup for the Soul Entertainment is a subsidiary of Chicken Soup for the Soul, LLC.

###

INVESTOR RELATIONS

James Carbonara

Hayden IR

james@haydenir.com

(646) 755-7412

MEDIA CONTACT
Kate Barrette
RooneyPartners LLC
kbarrette@rooneyco.com
(212) 223-0561

www.cssentertainment.com	@CSSEntertain	www.facebook.com/chickensoupforthesoul